                                    EXHIBIT 1


                     CANADA MORTGAGE AND HOUSING CORPORATION



Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On May 11, 2005 the noon buying rate in New York City payable in Canadian dollars ("$"), as reported by the Federal Reserve Bank of New York, was $1.2474 = 1 United States dollars ("U.S.$").

                     CANADA MORTGAGE AND HOUSING CORPORATION

                               GENERAL INFORMATION


AGENCY AND CROWN CORPORATION STATUS

     Canada Mortgage and Housing Corporation ("CMHC") is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the "CMHC Act") and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Cabinet Minister designated for CMHC.

     All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, or guaranteed as to timely payment of principal and interest, carries the full faith and credit of Canada and all such securities, or guarantees, constitute direct unconditional obligations of and by Canada. Payment of the principal of, and interest, if any, on securities issued by CMHC, and the guarantee of CMHC, as to timely payment of principal and interest, constitute a charge on and are payable out of the Consolidated Revenue Fund of Canada (the "CRF"). The CRF is the aggregate of all public moneys, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public moneys for and on behalf of Canada.

ROLE

     The principal role of CMHC is to carry out the provisions of the National Housing Act (the NHA). CMHC achieves its mandate through the following three corporate objectives:

Helping Canadians in need

     To help the significant number of Canadians who cannot afford adequate or suitable housing, as Canada's national housing agency, CMHC is committed to:

     o contributing to the construction and preservation of affordable housing with both direct and indirect assistance
     o assisting Aboriginal people to improve their housing conditions through new construction, repair of existing homes and the development of housing markets and the Aboriginal housing sector

Facilitating access to more affordable, better quality housing for all Canadians

     Most Canadians are well housed thanks to the well-functioning Canadian housing system. In order to maintain this, CMHC is committed to:

     o providing Canadians greater access to mortgage financing and ensuring an abundant supply of low-cost funds is available in the residential mortgage market
     o ensuring that housing is durable, energy efficient and well-suited to the needs of Canadians
     o    helping the Canadian housing sector remain internationally competitive

Ensuring the Canadian housing system remains one of the best in the world

     Looking ahead, CMHC wants to ensure that the Canadian housing system remains one of the best in the world. In order to accomplish this, CMHC is committed to:

     o enhancing the Canadian Housing Framework and nurturing the partnerships that help provide housing solutions for all Canadians
     o sharing our expertise and the benefits of the Canadian housing system with other countries around the world o building internal capacity and ensuring CMHC is a strong organization able to fulfil its mandate

OPERATIONS

CMHC's mandate and objectives are carried out through three broad activities:
Lending Activity, Insurance and Securitization, and Housing Programs.

     Lending Activity
     ----------------

     CMHC makes loans and investments in housing programs under various provisions of the NHA, which are funded by borrowings from the capital markets and the Government of Canada. By providing loans at attractive interest rates, CMHC helps to lower the cost of social housing. A significant number of these loans and investments are supported with housing program subsidies.

     Insurance and Securitization
     ----------------------------

     To facilitate access to affordable housing finance options, CMHC provides mortgage loan insurance against borrower default on residential mortgages. This gives lenders the security for offering mortgages at the lowest possible rates. Borrowers benefit by being able to buy a home with as little as 5 per cent down. CMHC also guarantees the timely payment of principal of and interest on securities issued on the basis of housing loans, thus increasing the supply of low-cost mortgage funds through secondary mortgage markets.

     Housing Programs
     ----------------

     As Canada's national housing agency, CMHC ensures that federal housing subsidies address national housing objectives, including the renovation of the existing housing stock occupied by low income households. CMHC also supports Aboriginal housing needs through on-reserve assistance and capacity development. Through long-standing partnerships, the Corporation provides funding to support and renovate Canada's existing social housing stock, and funds new commitments under the Affordable Housing Program Agreements. CMHC also facilitates affordable housing creation through public-private partnerships.

     CMHC is the key Canadian source of reliable and objective information on national and regional housing issues and international housing markets. The Corporation undertakes research in core theme areas and promotes the uptake of research results through product development and dissemination, education and the provision of advice and information. CMHC's Market Analysis Centre supports the housing market by providing timely analysis and forecasts of economic, housing, and mortgage market trends and conditions.

     CMHC promotes exports and international business for Canada's housing industry by working to increase the recognition and acceptance of Canada's housing products, services and expertise in priority markets around the world. CMHC acts in a consulting capacity to assist other countries in the establishment of housing finance and other systems required to improve their housing sectors. The Corporation also receives foreign delegations interested in housing and represents Canada internationally on housing and human settlements issues.

HISTORY

     CMHC, the national housing agency of the Government of Canada, was established in 1946 to promote the construction of new houses, the repair and modernization of existing houses, and the improvement of housing and living conditions. CMHC advises the Government of Canada in housing and related matters and administers national housing policies and programs.

     CMHC began in 1946 as a provider of mortgage money, directly and indirectly. It helped borrowers with limited means obtain housing finance at more favourable terms and conditions. Beneficiaries included buyers of modest homes and providers of low-income housing.

     In 1954, CMHC introduced insured mortgage financing, which brought banks and other financial institutions into the mortgage market. Currently, in Canada mortgage loan insurance provided by CMHC or by the private sector is mandatory for most lenders if the ratio of loan to lending value is over 75 per cent. CMHC-insured financing is now a key element in Canada's system of housing finance. It ensures that borrowers everywhere have access to mortgages with low downpayment requirements and competitive interest rates.

     The need to house the post-war baby boom generation in the 1960s and 1970s brought CMHC into several new areas. In collaboration with the provinces, the municipal sector and non-profit organizations, CMHC was behind the creation of a stock of social housing. CMHC also invested in housing rehabilitation, inner-city revitalization, urban land assembly, community infrastructure and energy efficient housing. A sizeable amount of resources was devoted to assisting first time buyers and assisting the industry to produce affordable rental housing.

     Increased collaboration with the provinces and increased targeting of assistance began in the mid-1980s. Today, CMHC partners with Canada's Provinces and Territories in helping those who are most in need. In 1992, CMHC began direct financing and refinancing of social housing projects previously financed by the private sector. CMHC raises funds in the capital markets at rates commensurate with its Crown corporation status for social housing loans at break-even rates, thereby reducing the cost of housing assistance. CMHC also facilitates production of affordable housing without ongoing subsidies through public-private housing partnerships.

     Mortgage securitization was introduced by CMHC in 1987 and involves CMHC's guarantee of timely payment of principal of and interest on securities issued on the basis of housing loans. Currently these securities include NHA Mortgage-Backed Securities (NHA MBS) issued by financial institutions in Canada and Canada Mortgage Bonds (CMB) issued by Canada Housing Trust(TM). The Canada Mortgage Bonds Program was launched in 2001. Both of these programs provide alternative funding mechanisms for residential mortgages.

     CMHC's current priorities include stimulating affordable housing supply and preserving the existing housing stock. CMHC now uses its commercial flexibility and tools in mortgage insurance and securitization to further housing affordability and choices and to increase competition and efficiency in the housing finance system.

     CMHC promotes good housing and living conditions and supports the housing sector by being a major source of reliable and objective housing information. CMHC's activities in research, market analysis, and information dissemination cover the technical, economic and social aspects of housing. In collaboration with partners from the public, private and volunteer sectors, CMHC identifies priority issues, causes the work to be undertaken, and ensures that the results are widely shared.

     CMHC's national office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone: 613-748-2000). During 2004, CMHC consumed 1,814 staff years at its national office in Ottawa and its five regional business centres and several local offices across the country.

                       FINANCIAL HIGHLIGHTS OF OPERATIONS


     Financial highlights for the Corporation's main activities, Lending, Insurance and Securitization, and Housing Programs are provided below.

LENDING ACTIVITY

     Total loans and investments in housing programs at December 31, 2004 were $13.7 billion.

     As at December 31, 2004, CMHC had outstanding borrowings from the Government of Canada in the amount of $5.0 billion and from the capital markets in the amount of $9.2 billion.

INSURANCE AND SECURITIZATION

     Insurance
     ---------

     Total loan insurance in force as at December 31, 2004 was approximately $244 billion. Revenues from premiums and fees increased by $180 million to $1,095 million in 2004. Net claims expense during 2004 was 73 per cent lower than during 2003.

     Securitization
     --------------

     As at December 31, 2004, there were approximately $81 billion of guarantees in force of which $26 billion was attributable to guarantees related to NHA MBS and $55 billion related to CMB. Revenues from guarantee and application fees increased by $8 million to $40 million in 2004.

HOUSING PROGRAMS

     The Government of Canada reimburses CMHC for payments made under the federal government's assisted housing programs and payments made in support of research and information transfer and international activities. The Government also reimburses CMHC for operating expenses related to housing programs. Payments in 2004 were $2.0 billion.

                        CONTROLS AND FINANCING AUTHORITY

BOARD OF DIRECTORS

     CMHC's Board of Directors is responsible for managing the affairs of CMHC and the conduct of its business.

     There are four Board Committees: the Corporate Governance Committee, the Audit Committee, the Human Resources Committee and the Nominating Committee. The Board of Directors and Principal Officers of CMHC are listed following this narrative.

LEGISLATION

     CMHC's authorities, roles and responsibilities are defined in the Canada Mortgage and Housing Corporation Act ("CMHC Act"), the National Housing Act ("NHA"), and the Financial Administration Act ("FAA").

CANADA MORTGAGE AND HOUSING CORPORATION ACT

     CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act delineates the constitution as well as the general powers of CMHC. These provisions set forth the requirements for the appointment of CMHC's Board of Directors and officers as well as the roles of the Board and the President. The borrowing powers of CMHC, as well as the statutory limits on CMHC's borrowing in the capital markets, are also set forth in the CMHC Act. CMHC's borrowing limits may also be increased through an Act of Parliament.

NATIONAL HOUSING ACT

     CMHC was established to carry out the provions of the NHA. CMHC's mandate as described in the NHA is to promote: housing construction, repair and modernization; housing affordability and choice; improvements to overall living conditions; the availability of low-cost financing; and the national well-being of the housing sector.

FINANCIAL ADMINISTRATION ACT

     The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

     Under the FAA, CMHC must annually submit a five-year corporate plan (the "Corporate Plan") to the Minister Responsible for CMHC, (currently, the Minister of Labour and Housing) for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister Responsible for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information according to the activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

     The FAA also requires that CMHC's annual financial statements be prepared in accordance with generally accepted accounting principles in Canada and that an annual auditor's report be prepared in respect of CMHC's financial statements. The auditors' report is addressed to the Minister Responsible for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC's operations for the past year, including the annual financial statements and auditors' report, must be submitted to the Minister Responsible for CMHC for presentation to Parliament.

                             INDEBTEDNESS AND EQUITY



     The following table shows the indebtedness and equity of CMHC's business as at December 31, 2004.

                                                        (in millions of dollars)
                                                        ------------------------
Short-term indebtedness (1):
    Government of Canada ..............................           $   0
    Capital Market.....................................           1,287
                                                                -------
                                                                  1,287
Current portion of long-term indebtedness (2):
    Government of Canada...............................             197
    Capital Market.....................................           2,214
                                                                -------
                                                                  2,411
Long-term indebtedness(2):
    Government of Canada...............................           4,848
    Capital Market.....................................           5,706
                                                                -------
                                                                 10,554

Equity of Canada
    Capital Authorized and Fully Paid..................              25
    Retained Earnings (3)..............................           3,401
                                                                -------
                                                                  3,426

Total..................................................         $17,678
                                                                =======

     1. CMHC had uncommitted bank lines of credit of $550 million at December 31, 2004.

     2. Long-term indebtedness to Government of Canada, due 2005-2038, bears fixed interest rates from 3.50 per cent to 17.96 per cent, with a weighted average interest rate of 9.07 per cent. Capital market long-term borrowings of $7.9 billion due 2005-2013 include bonds and notes that were issued at fixed coupon rates of 2.75 per cent to 6.70 per cent with a weighted average coupon rate of 5.01 per cent. Floating rate notes represent $550 million of the long-term borrowings.

     3. Of the total retained earnings, $155 million is unappropriated, $3,112 million is appropriated for Capitalization and $134 million relates to the Reserve Fund. The Reserve Fund is limited to $175 million.

          CANADA MORTGAGE AND HOUSING CORPORATION  FINANCIAL HIGHLIGHTS

     The following information has been derived from the Financial Statements of CMHC. Management has presented the Financial Statements in accordance with generally accepted accounting principles in Canada. These principles may differ in some respects from generally accepted accounting principles in the United States. The following information should be read in conjunction with the Financial Statements and the Notes to the Financial Statements included elsewhere herein.

     The following financial review provides a historical summary of the financial results for 2000 through 2004. As of 2001, CMHC's financial statements are presented on an integrated basis. Accordingly, prior year figures have been reclassified to conform to this presentation. Effective January 1, 2004, the Corporation adopted Accounting Guideline 13: Hedging Relationships (AcG-13), issued by the Canadian Institute of Chartered Accountants. This change in accounting policy has been applied prospectively.

BALANCE SHEET
As at 31 December 2004

(in millions of dollars)                                        2004         2003        2002          2001          2000
------------------------                                        ----         ----        ----          ----          ----
ASSETS
Loans and Investments in Housing Programs                     13,669       14,075      14,601        15,239        15,841
Investments in Securities                                      8,594        7,191       5,585         4,482         4,191
Cash and Cash Equivalents                                      2,841        2,485       1,272         1,660           631
Accrued Interest Receivable                                      332          387         372           427           473
Securities Purchased Under Resale Agreements                     576          314       1,205         1,466         1,273
Due from the Government of Canada                                203          147         106            18           315
Accounts Receivable and Other Assets                             179          146         178           287           218
Future Income Tax Assets                                         111          100          77           103           110
Inventory of Real Estate                                          87           90         106           140           192
Derivative-Related Amounts                                        80           --          --            --            --
                                                              ------       ------      ------        ------        ------
                                                              26,672       24,935      23,502        23,822        23,244
                                                              ------       ------      ------        ------        ------
LIABILITIES
Borrowings from the Capital Markets                            9,207       10,193      10,147        10,986        10,984
Borrowings from the Government of Canada                       5,045        5,232       5,474         5,692         5,924
Unearned Premiums and Fees                                     4,355        3,965       3,649         3,141         2,836
Securities Sold Under Repurchase Agreements                    2,976        1,554       1,116         1,240           991
Accounts Payable and Other Liabilities                           869          709         442           342           362
Provision for Claims                                             507          622         620           695           694
Accrued Interest Payable                                         128          182         172           233           247
Securities Sold But Not Yet Purchased                            121            2          73           228           286
Derivative-Related Amounts                                        38           --          --            --            --
                                                              ------       ------      ------        ------        ------
                                                              23,246       22,459      21,693        22,557        22,324
                                                              ------       ------      ------        ------        ------
EQUITY OF CANADA
Capital Authorized and Fully Paid                                 25           25          25            25            25
Retained Earnings                                              3,401        2,451       1,784         1,240           895
                                                              ------       ------      ------        ------        ------
                                                               3,426        2,476       1,809         1,265           920
                                                              ------       ------      ------        ------        ------
                                                              26,672       24,935      23,502        23,822        23,244
                                                              ======       ======      ======        ======        ======

INCOME STATEMENT
Year Ended 31 December

(in millions of dollars)                                         2004        2003        2002          2001         2000
------------------------                                         ----        ----        ----          ----         ----
REVENUES
Interest Earned on Loans and Investments
  in Housing Programs                                           1,011       1,069       1,100         1,184        1,242
Premiums and Fees                                               1,135         947         822           745          697
Investment Income                                                 408         345         293           278          257
                                                                -----       -----       -----         -----        -----
                                                                2,554       2,361       2,215         2,207        2,196
                                                                -----       -----       -----         -----        -----
Parliamentary Appropriations for:
  Housing Programs                                              2,006       1,972       1,828         1,789        1,913
  Operating Expenses                                              101          97          81            68           83
                                                                -----       -----       -----         -----        -----
                                                                2,107       2,069       1,909         1,857        1,996
                                                                -----       -----       -----         -----        -----
                                                                4,661       4,430       4,124         4,064        4,192
                                                                -----       -----       -----         -----        -----
EXPENSES
Housing Program Expenses                                        2,006       1,972       1,828         1,789        1,913
Interest Expense                                                  937         999       1,042         1,120        1,197
Net Claims                                                         51         188         139           335          307
Operating Expenses                                                261         255         224           201          208
Other Expenses                                                      7           9          37            55           55
                                                                -----       -----       -----         -----        -----
                                                                3,262       3,423       3,270         3,500        3,680
                                                                -----       -----       -----         -----        -----
Income before Income Taxes                                      1,399       1,007         854           564          512
                                                                -----       -----       -----         -----        -----
Income Taxes
  Current                                                         460         383         284           185          159
  Future                                                          (11)        (43)         26            34          (23)
                                                                -----       -----       -----         -----        -----
                                                                  449         340         310           219          136
                                                                -----       -----       -----         -----        -----
NET INCOME                                                        950         667         544           345          376
                                                                =====       =====       =====         =====        =====

                                     FUNDING

AUTHORITY TO BORROW

     CMHC had, until 1993, borrowed funds from the CRF ("Consolidated Revenue Fund") for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.

     CMHC's current CRF borrowing agreement with the Government of Canada was approved by Order-in-Council P.C. 1991-295 on February 14, 1991. CMHC now assumes the interest rate risk which was previously borne by the CRF. Order-in-Council P.C. 1991-295 discontinued CMHC's right of prepayment on such borrowings without penalty. The effect of such discontinuation is discussed more fully in Note 16 of the Notes to Financial Statements included elsewhere herein. Since December 1993, CMHC has not borrowed from the CRF. CMHC may, with the approval of the Minister of Finance, borrow money in the capital markets, including issuing and selling bonds, debentures, notes and other evidences of indebtedness. The FAA requires all borrowing to be consistent with the current Corporate Plan.

     CMHC borrows in the capital markets to satisfy the borrowing requirements associated with the financing of social housing mortgages. CMHC borrows money in the capital markets at rates of interest reflecting its Crown corporation status and finances these social housing loans at break-even rates in order to reduce the cost of social housing assistance.

BORROWING LIMITS

     The CMHC Act sets statutory limits on borrowings by CMHC in the capital markets. CMHC's capital markets borrowing ceiling is $20 billion. In addition, the maximum principal amount of capital markets borrowings outstanding at any time may not exceed the amount outlined in CMHC's Corporate Plan and the amount approved by the Minister of Finance. The balance outstanding owed on capital markets borrowings as at December 31, 2004 was $9.2 billion.

     The borrowing program, to date, has included Canadian dollar offerings in the domestic, Euro, and global markets, U.S. dollar offerings in the Euro and global markets, and the issuance of notes through a domestic and a Euro Medium Term Note program. In addition, CMHC borrows through a commercial paper program in the Canadian capital markets and has established uncommitted lines of credit with several chartered banks.

DEBT RECORD

     CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

CASH MANAGEMENT  AND INVESTMENT ACTIVITIES

     Cash balances are maintained in interest bearing bank deposits. Cash surpluses are invested in short-term marketable securities, such as high grade bankers' acceptances, commercial paper and Canada treasury bills. Other investment activities relate primarily to Insurance and Securitization, with investments in investment-grade money market and fixed income securities and equities. As at December 31, 2004, cash and cash equivalents and investments in securities totaled $11.4 billion. Investments in securities include money market and fixed income securities and equities.

                    BOARD OF DIRECTORS AND PRINCIPAL OFFICERS

BOARD OF DIRECTORS                                            PRINCIPAL OFFICERS
(As at December 31, 2004)                                     (As at December 31, 2004)

DINO CHIESA                                                   KAREN KINSLEY, CA
Acting Chairman of the Board of Directors                     President and Chief Executive Officer

KAREN KINSLEY, CA                                             SHARON MATTHEWS
Ottawa, Ontario                                               Vice-President,
President and Chief Executive Officer                         Insurance and Securitization
Canada Mortgage and Housing Corporation
                                                              GILLES PROULX
MICHEL BERUBE                                                 Acting, Vice-President,
Charlesbourg, Quebec                                          Risk Management and
Vice-President, Ciment Quebec Inc.                            Pension Fund

CATHERINE C. CRONIN, CA                                       PIERRE SERRE, CA
Winnipeg, Manitoba                                            Vice-President,
Chartered Accountant                                          Finance and Chief Financial Officer

HUGH HERON                                                    MEL SKINNER
Willowdale, Ontario                                           Vice-President,
Principal and Partner, Heron Group of Companies               Human Resources

ROBERTA HAYES                                                 BILL SMITH
Moncton, New Brunswick                                        Vice-President,
Co-owner, Manager HomeLife Hayes Realty                       Assisted Housing

SOPHIE JONCAS, CA                                             BERTA ZACCARDI
Saint- Hubert, Quebec                                         Vice-President,
Partner, Lapointe, Gagne, Petrone CA                          Corporate Services

GRACE KWOK                                                    DOUGLAS A. STEWART
Vancouver, British Columbia                                   Vice-President,
Owner and Vice-President Anson Realty Ltd.                    Policy and Planning

LOUIS RANGER                                                  CHARLES D. CHENARD
Ottawa, Ontario                                               General Manager
Deputy Minister, Transport Canada                             Quebec Region

                                                              PETER FRIEDMANN
                                                              General Manager
                                                              Ontario Region

                                                              TREVOR GLOYN
                                                              Genral Manager
                                                              Prairie, Nunavut and Northwest Territories Region

                                                              CAROLYN KAVANAGH
                                                              General Manager
                                                              Atlantic Region

                                                              NELSON MERIZZI
                                                              General Manager
                                                              British Columbia and Yukon Region

                                                              LUC FOURNIER
                                                              Corporate Secretary

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
Year ended 31 December 2004





CMHC management is responsible for the integrity and objectivity of the financial statements and related financial information presented in this annual report. The financial statements have been prepared in accordance with Canadian generally accepted accounting principles, and, where necessary, include amounts which are based on the best estimates and judgement of management. The financial information contained elsewhere in this annual report is consistent with that in the financial statements.

In carrying out its responsibilities, management maintains appropriate financial systems and related internal controls to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation and by-laws of the Corporation, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of CMHC's operations.

The Board of Directors, acting through the Audit Committee whose members are not officers of the Corporation, oversees management's responsibilities for financial reporting and internal control systems. The Board of Directors, upon the recommendation of the Audit Committee, has approved the financial statements.

Raymond Chabot Grant Thornton, LLP, and Sheila Fraser, FCA, Auditor General of Canada, have audited the financial statements. The independent auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.




/s/ Karen Kinsley                                    /s/  Pierre Serre
-----------------------                              --------------------------
Karen Kinsley                                        Pierre Serre
President and                                        Vice-President,Finance and
Chief Executive Officer                              Chief Financial Officer

8 March 2005

(LOGO) AUDITOR GENERAL OF CANADA        (LOGO) RAYMOND CHABOT GRANT THORNTON

Verificatrice generale du Canada

                                AUDITORS' REPORT

To the Minister of Labour and Housing

We have audited the balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2004 and the statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2004 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied, except for the changes in the method of accounting for derivative financial instruments, investments in securities related to the management of interest risk associated with funding activities, and securities sold but not yet purchased as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year.

Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act and the by-laws of the Corporation.

The financial statements for the year ended December 31, 2003, shown for comparative purposes, were audited by the Auditor General of Canada and other auditors.

/s/ Sheila Fraser                       /s/ Raymond Chabot Grant Thornton, LLP
-----------------                       --------------------------------------
Sheila Fraser, FCA                       Raymond Chabot Grant Thornton, LLP
Auditor General of Canada

Ottawa, Canada                           Montreal, Canada
8 March 2005

                     F I N A N C I A L  S T A T E M E N T S







BALANCE SHEET
As at 31 December




                                                                                             NOTES        2004            2003
                                                                                             -----        ----            ----
(in millions of dollars)
------------------------
ASSETS
Loans and Investments in Housing Programs                                                        4      13,669          14,075
Investments in Securities                                                                        5       8,594           7,191
Cash and Cash Equivalents                                                                                2,841           2,485
Securities Purchased Under Resale Agreements                                                               576             314
Accrued Interest Receivable                                                                                332             387
Due from the Government of Canada                                                                          203             147
Accounts Receivable and Other Assets                                                                       179             146
Future Income Tax Assets                                                                         6         111             100
Inventory of Real Estate                                                                                    87              90
Derivative-Related Amounts                                                                       3          80              --
                                                                                                        ------          ------
                                                                                                        26,672          24,935
                                                                                                        ======          ======


LIABILITIES
Borrowings from the Capital Markets                                                              7       9,207          10,193
Borrowings from the Government of Canada                                                         7       5,045           5,232
Unearned Premiums and Fees                                                                       8       4,355           3,965
Securities Sold Under Repurchase Agreements                                                              2,976           1,554
Accounts Payable and Other Liabilities                                                           9         869             709
Provision for Claims                                                                             8         507             622
Accrued Interest Payable                                                                                   128             182
Securities Sold But Not Yet Purchased                                                                      121               2
Derivative-Related Amounts                                                                       3          38              --
                                                                                                        ------          ------
                                                                                                        23,246          22,459


EQUITY OF CANADA
Capital Authorized and Fully Paid                                                                           25              25
Retained Earnings                                                                               12       3,401           2,451
                                                                                                        ------          ------
                                                                                                         3,426           2,476

                                                                                                        26,672          24,935
                                                                                                        ======          ======


See accompanying notes to the financial statements.


Approved by the Board of Directors:





/s/ Dino Chiesa                                      /s/  Sophie Joncas
-----------------------                              --------------------------
Dino Chiesa                                          Sophie Joncas
Acting Chair, Board of Directors                     Chair, Audit Committee

                     F I N A N C I A L  S T A T E M E N T S




INCOME STATEMENT
Year ended 31 December



                                                                           NOTES          2004            2003            2002
                                                                           -----          ----            ----            ----
(in millions of dollars)
------------------------
REVENUES
Interest Earned on Loans and Investments in Housing Programs                  13         1,011           1,069           1,100
Premiums and Fees                                                              8         1,135             947             822
Investment Income                                                                          408             345             293
                                                                                         -----           -----           -----
                                                                                         2,554           2,361           2,215


Parliamentary Appropriations for:                                             13
   Housing Programs                                                                      2,006           1,972           1,828
   Operating Expenses                                                                      101              97              81
                                                                                         -----           -----           -----
                                                                                         2,107           2,069           1,909

                                                                                         4,661           4,430           4,124
                                                                                         =====           =====           =====

EXPENSES
Housing Programs                                                              13         2,006           1,972           1,828
Interest Expense                                                                           937             999           1,042
Operating Expenses                                                                         261             255             224
Net Claims                                                                                  51             188             139
Other Expenses                                                                14             7               9              37
                                                                                         -----           -----           -----
                                                                                         3,262           3,423           3,270

INCOME BEFORE INCOME TAXES                                                               1,399           1,007             854
                                                                                         =====           =====           =====
INCOME TAXES                                                                   6
   Current                                                                                 460             383             284
   Future                                                                                  (11)            (43)             26
                                                                                         -----           -----           -----
                                                                                           449             340             310

NET INCOME                                                                                 950             667             544
                                                                                         =====           =====           =====

See accompanying notes to the financial statements.

                      F I N A N C I A L  S T A T E M E N T S






STATEMENT OF RETAINED EARNINGS
(NOTE 12)


                                                 UNAPPROPRIATED             EARNINGS SET           RESERVE FOR
                                                       RETAINED                ASIDE FOR               LENDING
                                                       EARNINGS           CAPITALIZATION              ACTIVITY             TOTAL
                                                 --------------           --------------           -----------             -----
(in millions of dollars)
------------------------
Balance 31 December 2001                                    260                      938                    42             1,240

   Net Income                                               530                       --                    14               544
   Set Aside for Capitalization                            (442)                     442                    --                --
                                                           ----                    -----                   ---             -----
Balance 31 December 2002                                    348                    1,380                    56             1,784

   Net Income                                               632                       --                    35               667
   Set Aside for Capitalization                            (857)                     857                    --                --
                                                           ----                    -----                   ---             -----
Balance 31 December 2003                                    123                    2,237                    91             2,451

   Net Income                                               907                       --                    43               950
   Set Aside for Capitalization                            (875)                     875                    --                --
                                                           ----                    -----                   ---             -----
BALANCE 31 DECEMBER 2004                                    155                    3,112                   134             3,401
                                                           ====                    =====                   ===             =====


See accompanying notes to the financial statements.

                     F I N A N C I A L   S T A T E M E N T S






STATEMENT OF CASH FLOWS
Year ended 31 December


                                                                                          2004            2003            2002
                                                                                          ----            ----            ----
(in millions of dollars)
------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net Income                                                                                 950             667             544
Items Not Affecting Cash or Cash Equivalents
   Amortization of Premiums and Discounts                                                   12              23              27
   Future Income Taxes                                                                     (11)            (43)             26
   Market Value Adjustment for Equities                                                    (32)             (5)              3
   Gain on Sale of Securities                                                              (79)            (58)            (24)
Net Change in Non-cash Operating Assets and Liabilities                                    155             394             458
                                                                                        ------          ------          ------
                                                                                           995             978           1,034

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Loans and Investments in Housing Programs
   Repayments                                                                              673             715           1,100
   Disbursements                                                                          (267)           (204)           (447)
Investments in Securities
   Sales and Maturities                                                                  8,106           8,252           5,126
   Purchases                                                                            (9,355)         (9,778)         (6,256)
Change in Securities Purchased Under Resale Agreements                                    (262)            891             261
                                                                                        ------          ------          ------
                                                                                        (1,105)           (124)           (216)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Medium-term Borrowings from the Capital Markets
   Issuances                                                                               850           2,290           1,561
   Repayments                                                                           (2,350)         (1,890)         (2,123)
Change in Short-term Borrowings from the Capital Markets                                   612            (166)           (147)
Repayment of Borrowings from the Government of Canada                                     (187)           (242)           (218)
Change in Securities Sold Under Repurchase Agreements                                    1,422             438            (124)
Change in Securities Sold But Not Yet Purchased                                            119             (71)           (155)
                                                                                        ------          ------          ------
                                                                                           466             359          (1,206)

Increase (Decrease) in Cash and Cash Equivalents                                           356           1,213            (388)

CASH AND CASH EQUIVALENTS
Beginning of year                                                                        2,485           1,272           1,660
                                                                                        ------          ------          ------
End of year                                                                              2,841           2,485           1,272



REPRESENTED BY:
Cash                                                                                         4               6             (13)
Temporary Investments                                                                    2,837           2,479           1,285
                                                                                        ------          ------          ------
                                                                                         2,841           2,485           1,272
                                                                                        ======          ======          ======
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION
Amount of Interest Paid During the Year                                                    960             989           1,103
Amount of Income Taxes Paid During the Year                                                476             390             188
                                                                                        ======          ======          ======

See accompanying notes to the financial statements.

                      F I N A N C I A L  S T A T E M E N T S







NOTES TO FINANCIAL STATEMENTS
Year ended 31 December 2004



1. CORPORATE MANDATE AND ACTIVITIES

Canada Mortgage and Housing Corporation (CMHC) was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the "CMHC Act") to carry out the provisions of the National Housing Act (the "NHA"). It is also governed by the Financial Administration Act (the "FAA"), and is wholly-owned by the Government of Canada.

Within the Public Accounts of Canada,CMHC's annual Net Income increases the Government's annual surplus; its Capital and Retained Earnings reduce the Government's accumulated deficit.

CMHC's mandate is to promote the construction,repair and modernization of housing,the improvement of housing and living conditions,housing affordability and choice, the availability of low-cost financing for housing and the national well-being of the housing sector. The mandate is carried out through three broad activities:Insurance and Securitization, Housing Programs and Lending.

INSURANCE AND SECURITIZATION:

The Corporation provides insurance against borrower default on residential mortgages and guarantees the timely payment of principal and interest for investors in securities based on insured mortgages.

HOUSING PROGRAMS:

The Corporation receives Parliamentary appropriations which are used to fund housing programs.

LENDING ACTIVITY:

The Corporation makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program subsidies.



2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results could differ from those estimates.

LOANS AND INVESTMENTS IN HOUSING PROGRAMS

The Corporation,independently or jointly with the Provinces,Territories,and Municipalities,funds Loans and Investments in Housing Programs.

Loans are carried at cost. Where loans contain forgiveness clauses, they are recorded net of the forgiveness which is reimbursed through Parliamentary appropriations when the loans are advanced.

Loans made under certain programs contain interest rate clauses that are lower than the interest cost on the related borrowings. Such interest losses are reimbursed through Parliamentary appropriations.

Investments in Housing Programs represent the Corporation's ownership interest in various housing projects. They are carried at cost, less accumulated amortization. Amortization is calculated on a straight-line basis over the life of the investment. The Corporation's portion of net operating losses and disposal losses is reimbursed through Parliamentary appropriations.

Interest Earned on Loans and Investments in Housing Programs is recorded on an accrual basis.

The Corporation is assured full collection of principal and accrued interest on the majority of the Loans and Investments in Housing Programs as described in
Note 4. The remainder of the portfolio is underwritten through the Corporation's Insurance activity. Provision for losses on these loans is included in the determination of Provision for Claims and Unearned Premiums.

                      F I N A N C I A L   S T A T E M E N T S








CASH EQUIVALENTS AND INVESTMENTS IN SECURITIES

The Corporation holds Cash Equivalents and Investments in Securities for its Insurance and Securitization, and Lending Activities. Accounting policies are described in the table below.


                                                                  RECOGNITION OF
                                                                  REALIZED GAINS                  RECOGNITION OF
                                   CARRYING VALUE                 AND LOSSES                      IMPAIRMENT
                                   --------------                 --------------                  --------------
INSURANCE, SECURITIZATION          Lower of cost and market       Gains and losses are            Not applicable.
AND LENDING ACTIVITIES --          value.                         included in income at the
Cash Equivalents represent                                        time of sale.
short-term, highly liquid
investments with terms to
maturity of three months
or less that are readily
convertible to known
amounts of cash and
which are subject to
an insignificant risk of
changes in value.

LENDING ACTIVITY --                Amortized cost. Premiums       Gains and losses are            Specific securities are written
Investments in Securities          and discounts are deferred     included in Interest Earned     down to their market value
held for cash management           and amortized on a constant    on Loans and Investments        when the decline in the
purposes.                          yield basis over the term      in Housing Programs at          value of the security is other
                                   of the related investments.    the time of sale.               than temporary. The resulting
                                                                                                  loss is recorded in the year
                                                                                                  in which the impairment
                                                                                                  occurs.

LENDING ACTIVITY --
Investments in Securities          Amortized cost. Premiums       Gains and losses are            Specific securities are written
related to managing interest       and discounts are deferred     included in income at the       down to their market value
rate risk associated with          and amortized on a constant    time of sale.                   when the decline in the
funding activities.                yield basis over the term of                                   value of the security is
                                   the related investments.                                       other than temporary. The
                                                                                                  resulting loss is recorded
                                                                                                  in the year in which the
                                                                                                  impairment occurs.

INSURANCE AND                      Amortized cost. Premiums       Gains and losses are deferred   Specific securities are written
SECURITIZATION --                  and discounts are deferred     and amortized to Investment     down to their market value
Fixed Income Securities            and amortized on a constant    Income, on a straight-line      when the decline in the
generally purchased with the       yield basis over the term of   basis, over the remaining life  value of the security is
intention to hold them to          the related investments.       of the original investment.     other than temporary. The
maturity to meet long-term                                                                        resulting loss is recorded
obligations.                                                                                      in the year in which the
                                                                                                  impairment occurs.

INSURANCE AND                      Cost, plus a moving average    Net gains and losses are        Written down to their
SECURITIZATION --                  market value adjustment of     deferred and amortized to       market value when the
Equities                           5% per quarter.                Investment Income at 5%         decline in the value of the
                                                                  per quarter on a declining      portfolio is other than
                                                                  balance basis.                  temporary. The resulting loss
                                                                                                  is recorded in the year in
                                                                                                  which the impairment occurs.

                      F I N A N C I A L  S T A T E M E N T S






SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SOLD UNDER REPURCHASE
AGREEMENTS

Securities Purchased Under Resale Agreements (Reverse Repurchase Agreements) consist of the purchase of securities, typically government treasury bills or bonds, with the commitment by the Corporation to resell the securities to the original seller at a specified price and date. Securities Sold Under Repurchase Agreements (Repurchase Agreements) consist of the sale of securities with the commitment by the Corporation to repurchase the securities from the original buyer at a specified price and date. These items are carried at cost, plus accrued interest. Proceeds from securities sold under repurchase agreements are invested for the purpose of generating additional income for the Corporation. Such transactions are entered into simultaneously with matching terms to maturity. As a result, the associated interest earned and interest expense are netted and included in income on an accrual basis.

SECURITIES SOLD BUT NOT YET PURCHASED

Securities Sold But Not Yet Purchased represent the Corporation's obligation to deliver securities which it did not own at the time of sale. These obligations are recorded at fair value. Realized and unrealized gains and losses are included in income.

INVENTORY OF REAL ESTATE

Inventory of Real Estate is carried at the lower of cost or fair value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Fair value is calculated as the current market value of the property, as determined by the Corporation, less the discounted value of estimated holding and disposal costs.

For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary appropriations while net operating profits and disposal gains are returned to the Government of Canada.

BORROWINGS FROM THE CAPITAL MARKETS

Issuance costs on borrowings from the capital markets are deferred and amortized on a straight-line basis over the term of the debt issue.

Premiums and discounts on borrowings from the capital markets are deferred and amortized on a constant yield basis over the term of the debt issue.

PREMIUMS AND FEES

Mortgage insurance premiums from CMHC's Insurance business are due at the inception of the mortgage being insured at which time they are deferred and then recognized as income over the period covered by the insurance contract using actuarially determined factors. These factors reflect the long-term pattern for default risk by age of a mortgage insurance policy.

Unearned premiums represent the portion of the premiums written that relates to the unexpired portion of the policy at the Balance Sheet date and therefore relate to claims that may occur from the Balance Sheet date to the termination of the insurance policies. Annually, the unearned premiums are compared to the Corporation's estimate of total future claims on a discounted basis to ensure the amount is sufficient.

Guarantee fees from the Securitization business are received at the inception of the related security issue at which time they are deferred and then recognized as income over the term of the security issue (typically five years) on a straight-line basis.

Application fees are recorded on an accrual basis.

Costs associated with issuing mortgage insurance policies and timely payment guarantees are recorded on an accrual basis.

PROVISION FOR CLAIMS

The Provision for Claims represents an estimate for expected claims and the related settlement expenses, net of the related expected mortgage foreclosure proceeds, for defaults from the Insurance business that have occurred on or before the Balance Sheet date. The provision takes into consideration the estimate of losses on defaults that have been incurred but not reported, the time value of money and in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.

                      F I N A N C I A L  S T A T E M E N T S




The establishment of the Provision for Claims involves estimates, which are based upon historical trends, prevailing legal, economic, social and regulatory trends, and expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps significantly, from the estimates made.

The loss on actual mortgage defaults and the change in estimate for the Provision for Claims are recorded in Net Claims in the year in which they occur.

HOUSING PROGRAMS

Parliamentary appropriations for Housing Programs, and the related expenses, are recorded on an accrual basis. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.

EMPLOYEE FUTURE BENEFITS

The Corporation provides a defined benefit pension plan, a supplemental pension plan, and other post-employment benefits consisting of severance pay, life insurance and medical insurance.

Pension benefits are based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The pension benefits are adjusted annually by a percentage equivalent to the increase in the average Consumer Price Index during the previous year. The Corporation accrues its obligations under employee benefit plans and the related costs, net of plan assets.

The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected long-term pension plan investment performance, salary increases, retirement ages of employees, mortality of members and expected health care costs. These assumptions are of a long-term nature, which is consistent with the nature of employee future benefits. Actual results could differ from these estimates.

Costs are determined as the cost of employee benefits for the current year's service, interest cost on the accrued benefit obligation, expected investment return on the fair value of plan assets and the amortization of the transitional asset / obligation, the deferred actuarial gains / losses and the deferred past service costs.

The transitional asset / obligation, and past service costs are amortized over the average remaining service period of active employees under the plans. The excess of the net actuarial gain / loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is amortized over the average remaining service period of active employees under the plans.

DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation enters into derivative financial instruments such as interest rate swaps and foreign currency swaps in order to manage its exposures to market risks. The derivative financial instruments mitigate market risks, both at inception and over the term of the instrument. The Corporation does not use freestanding derivative financial instruments for trading or speculative purposes.

In order for a derivative financial instrument to qualify as an eligible hedge for accounting purposes, the hedge relationship must be designated and formally documented at its inception. The Corporation formally documents the particular risk management objective and strategy for the hedge, the specific asset, liability or cash flow being hedged, and how effectiveness is measured. The Corporation also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative is highly effective in offsetting either changes in fair value or future cash flows of hedged items.

For derivative financial instruments that qualify as eligible hedges, income / expenses are recorded as adjustments to Interest Expense on an accrual basis. The related amount payable to, or receivable from, counterparties is included in accrued interest. Translation gains / losses arising on foreign currency swaps that qualify as eligible hedges are offset by translation gains / losses on the related debt.

Hedge accounting is discontinued prospectively if the hedge relationship is no longer effective, the derivative financial instrument is no longer designated as an eligible hedge, or if the designated hedged item matures, is sold or is terminated.The derivative financial instrument is then carried at fair value on the Balance Sheet as of the date that hedge accounting is discontinued and subsequent changes in fair value are recognized in Other Expenses.

                      F I N A N C I A L  S T A T E M E N T S




Derivative financial instruments that do not qualify, or have not been designated, as eligible hedges for accounting purposes are carried at fair value on the Balance Sheet as Derivative -- Related Amounts. Subsequent changes in fair value are recorded in Other Expenses.

FOREIGN CURRENCY TRANSLATION

All monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the Balance Sheet date. Exchange gains and losses resulting from the translation of foreign denominated balances are included in Interest Expense.

2005 ACCOUNTING CHANGE

Accounting Guideline 15: Consolidation of Variable Interest Entities (AcG-15), issued by the Canadian Institute of Chartered Accountants, comes into effect for CMHC's fiscal year beginning 1 January 2005. This guideline sets out criteria for the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. These entities are referred to as variable interest entities (VIE's). Under AcG-15, an enterprise must consolidate a VIE when that enterprise has a variable interest that will absorb a majority of the VIE's expected losses, receive a majority of a VIE's expected residual returns, or both. CMHC is currently analysing AcG-15, particularly in the context of its relationship with the Canada Housing Trust
(CHT).



3. CHANGE IN ACCOUNTING POLICIES

Effective 1 January 2004, the Corporation adopted Accounting Guideline 13:
Hedging Relationships (AcG-13), issued by the Canadian Institute of Chartered Accountants. This change in accounting policy has been applied prospectively.

The Corporation determined that many of its hedging relationships do not meet the new criteria for the use of hedge accounting. Consequently, these derivative financial instruments were recorded at fair value on the Balance Sheet resulting in an increase in assets and liabilities of $74 million and $42 million respectively as at 1 January 2004. This transitional gain of $32 million has been deferred in Accounts Payable and Other Liabilities and is being recognized in income over the remaining term of the underlying instruments. During 2004, $12 million of this transitional gain has been recorded in income.

The Corporation also changed its accounting policies for investments in securities related to the management of interest rate risk associated with funding activities, and Securities Sold But Not Yet Purchased. Gains and losses resulting from these items are now included in income in the year in which they occur. Prior to the implementation of AcG-13, these gains and losses were deferred and amortized to income on a straight-line basis over the remaining term of the related debt issue.

In total, including the recognition of the transitional gain, the implementation of AcG-13 resulted in $24 million of Income before Taxes ($16 million of Net Income after Income Taxes).



4. LOANS AND INVESTMENTS IN HOUSING PROGRAMS

     The Corporation makes loans and investments in housing programs either independently or jointly with provincial, territorial, and municipal authorities. These loans and investments were issued for terms up to 50 years. Of the total portfolio, $13,450 million, or 98% (2003 -- $13,866 million or 99%) are due and payable beyond five years.

     Approximately $12,916 million, representing 95% (2003 -- $13,261 million, or 94%) of the loans and investments in housing programs, are supported with housing program subsidies.

At 31 December 2004, the Corporation is assured full collection of principal and accrued interest on the majority of the portfolio from the Provinces and Territories through provisions in social housing agreements (40%), the Government of Canada through provisions in the NHA (25%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (4%). Default losses on the remainder of the portfolio (31%) are accounted for in the Corporation's Insurance activity.

                      F I N A N C I A L  S T A T E M E N T S





5. INVESTMENTS IN SECURITIES

The following table shows the maturity structure and average yield of Investments in Securities.


                                                             TERM TO MATURITY
                                                             ----------------
                                              WITHIN         1 TO 3       3 TO 5         OVER 5
                                              1 YEAR          YEARS        YEARS          YEARS           2004            2003
                                              ------          -----        -----          -----           ----            ----
(in millions of dollars)
------------------------
FIXED INCOME SECURITIES
Issued or Guaranteed by:
   Government of Canada                          878            476          688          1,014          3,056           2,974
   Provinces/Municipalities                       26            151          282          1,203          1,662           1,364
   Corporate/Other Entities                      328            612          410          1,109          2,459           2,147
                                               -----          -----        -----          -----          -----           -----
   Total Fixed Income                          1,232          1,239        1,380          3,326          7,177           6,485
   Yield                                       3.00%          4.04%        4.49%          5.53%          4.64%           4.90%

EQUITIES (no specific maturity)
   Canadian Equities                                                                                       827             706
   U.S. Equities                                                                                           296              --
   Foreign Equities                                                                                        294              --
                                               -----          -----        -----          -----          -----           -----
TOTAL                                          1,232          1,239        1,380          3,326          8,594           7,191
                                               =====          =====        =====          =====          =====           =====


Sales of investments during 2004 resulted in a net gain of $80 million (2003 -- $54 million,2002 -- $33 million) of which $58 million (2003 -- $44 million) has been deferred. Cumulative deferred gains now totaling $109 million (2003 -- $83 million) are included in Accounts Payable and Other Liabilities and will be brought into income in accordance with accounting policies described in Note 2.



6. INCOME TAXES

The Corporation is subject to federal income tax. It is not subject to provincial income tax. The Corporation's statutory tax rate consists of basic tax, surtax, and large corporations tax.

Taxes at the statutory tax rate and at the effective tax rate are:


                                                                                          2004            2003            2002
                                                                                          ----            ----            ----
(in millions of dollars)
------------------------
Statutory Tax Rate                                                                         33%             35%             37%
                                                                                          ----            ----            ----
Income Taxes Based on Statutory Tax Rate                                                   454             349             311
Impact on Future Income Tax Assets Resulting from
Reduction in Tax Rates                                                                      (2)             (8)              3
Other                                                                                       (3)             (1)             (4)
                                                                                          ----            ----            ----
Income Tax Expense                                                                         449             340             310
                                                                                          ----            ----            ----
Effective Tax Rate                                                                         32%             34%             36%
                                                                                          ====            ====            ====

                      F I N A N C I A L  S T A T E M E N T S



Future Income Tax Assets consist of the following temporary differences between the tax basis of assets and liabilities and their carrying amount on the Balance Sheet.


                                                                        2004               2003
                                                                        ----               ----
(in millions of dollars)
------------------------
Provisions                                                               (10)                16
Deferred Revenue                                                          35                 32
Deferred Expenses                                                         12                 10
Expenses Incurred But Not Yet Disbursed                                    8                 10
Appreciation in Value of Equities                                         65                 31
Other                                                                      1                  1
                                                                         ---                ---
Future Income Tax Assets                                                 111                100
                                                                         ===                ===


7. BORROWINGS

Prior to 1993, Loans and Investments in Housing Programs were funded by Borrowings from the Government of Canada. Since that time, the Corporation has borrowed solely from capital markets as an agent of the Crown.

BORROWINGS FROM THE GOVERNMENT OF CANADA

The table below summarizes the principal repayments and the average interest rate on Borrowings from the Government of Canada.


(in millions of dollars)
------------------------
2005                                                                     197              8.79%
2006                                                                     196              8.79%
2007                                                                     206              8.86%
2008                                                                     211              8.90%
2009                                                                     210              8.88%
2010-2014                                                              1,063              8.58%
Thereafter                                                             2,962              9.33%
                                                                       -----              ----
                                                                       5,045              9.07%
                                                                       =====              ====


The interest expense related to Borrowings from the Government of Canada is $469 million (2003 -- $488 million, 2002 -- $506 million).

                      F I N A N C I A L  S T A T E M E N T S


BORROWINGS FROM THE CAPITAL MARKETS

The following table summarizes the carrying value and the average interest rate for the Borrowings from the Capital Markets based on term to maturity.




                                                                   SHORT-TERM       MEDIUM-TERM
(in millions of dollars)                                           BORROWINGS        BORROWINGS       TOTAL
-----------------------                                           --------------   --------------     ------
2005                                                              1,287    2.51%   2,214    5.95%      3,501
2006                                                                               1,453    4.78%      1,453
2007                                                                               1,257    4.95%      1,257
2008                                                                               1,201    4.48%      1,201
2009                                                                               1,049    3.80%      1,049
2010-2014                                                                            746    5.31%        746
                                                                  -----    -----   -----    ----       -----
                                                                  1,287    2.51%   7,920    5.01%      9,207
                                                                  =====    =====   =====    ====       =====


The Corporation has authority to borrow a maximum of $20 billion from capital markets.

Short-term borrowings are comprised of commercial paper and have a term to maturity less than 365 days. Medium-term borrowings include bonds, floating rate and fixed rate medium-term notes, with a term to maturity ranging from two to ten years. Floating rate notes represent $550 million (2003 -- $150 million) of the medium-term borrowings.

Capital market borrowings include U.S.denominated debt. This debt is translated to Canadian dollars at the exchange rate prevailing on the Balance Sheet date. Foreign currency principal and interest payments are fully swapped to Canadian dollar obligations.

The foreign denominated borrowings are:



                                                                                        2004       2003
(in millions of dollars)                                                                ----       ----
-----------------------
Foreign Denominated Obligations in U.S. Dollars                                         1,500     1,530
Foreign Denominated Obligations Translated to Canadian Dollars
   Based on Rate in Effect on 31 December                                               1,802     1,986
   Based on Rate Established Under Currency Swap Agreements                             2,119     2,160



LINES OF CREDIT
At 31 December 2004, the Corporation has $450 million (2003 -- $450 million) in unused, uncommitted lines of credit. The Corporation also has $100 million (2003 -- $100 million) of overnight overdraft facility with its major banker that has not been drawn.

                      F I N A N C I A L   S T A T E M E N T S


8. INSURANCE

ROLE OF THE APPOINTED ACTUARY

The actuary is appointed by the Corporation's management. With respect to preparation of these statements, the actuary is required to carry out a valuation of the policy liabilities of the mortgage insurance activity and to provide an opinion to the Corporation's management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims on the expired portion of policies and of future obligations on the unexpired portion of policies (Unearned Premiums). In performing the valuation of the liabilities for these contingent future events, which are by their very nature inherently variable, the actuary makes assumptions as to future claim rates,average loss on claims, trends, expenses and other contingencies, taking into consideration the circumstances of the Corporation and the nature of the insurance policies.

The valuation is based on projections of future losses on claims and related expenses. The actual future claims may not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories not sufficiently recognized in the claims database.

PROJECTION OF SEPTEMBER VALUATION

The actuarial valuation is produced as of 30 September each year. The Corporation determines Provisions for Claims and Unearned Premiums at 31 December using valuation factors taking into account premiums received and claims paid in the intervening period.

NATURE OF PROVISION FOR CLAIMS

The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances, and is therefore a complex and dynamic process, influenced by a large variety of factors. These factors affect the key actuarial assumptions as follows:

CLAIM EMERGENCE: Claim emergence encompasses claim frequency and claim occurrence patterns. It is based on historical trends in claims reporting and payment delays.

CLAIM SEVERITY: Claim severity, or average loss on claims, is dependent on the dollar value of claims,losses on sales of real estate properties, administrative expenses, and sales delays. These factors are based on historical experience.

ECONOMIC CONDITIONS: Recent past and projected economic factors, such as unemployment rates, mortgage rates, and changes in housing prices, affect the forecast of future claim levels.

The factors affecting these assumptions are continually evolving and changing as they are affected by underwriting and claim settlement procedures, actuarial studies, professional experience, the quality of data utilized for projection purposes, economic conditions, and general credit behaviour. Consequently, the establishment of the Provision for Claims necessarily involves risks that the actual results will deviate, perhaps significantly, from the best estimates made.

All provisions are periodically reviewed and evaluated in light of emerging claim experience and changing circumstances. The resulting changes in estimates of the Provision for Claims are recorded in Net Claims in the year in which they are determined.

PREMIUMS

Mortgage insurance premiums are recognized as revenue over the period covered by the insurance contracts using actuarially determined factors that are reviewed annually. Effective 1 January 2004, these factors were changed to better reflect the emerging nature of the claim occurrence experience. Revenue from premiums and fees in 2004 is $88 million higher than it would have been had this change not been implemented.

INSURANCE IN FORCE

Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $300 billion. At 31 December 2004, insurance policies in force totaled $244 billion (2003 -- $230 billion).

                      F I N A N C I A L   S T A T E M E N T S

9. ACCOUNTS PAYABLE AND OTHER LIABILITIES

The following table presents the composition of Accounts Payable and Other Liabilities.




                                                                                         2004     2003
(in millions of dollars)                                                                 ----     ----
-----------------------
Foreign Exchange Adjustment on Foreign Currency Swaps                                     317      174
Accrued Housing Program Expenses                                                          166      178
Deferred Gains on Disposals of Investments in Securities                                  109       83
Accrued Benefit Liability for Supplemental Pension Plan and
Other Post-employment Benefits                                                             67       57
Income Taxes Payable                                                                       62       81
Government of Canada Fees Payable                                                          25       31
Unamortized Transitional Gain Arising from the Implementation
of AcG-13                                                                                  20       --
Other Miscellaneous Liabilities                                                           103      105
                                                                                          ---      ---
TOTAL                                                                                     869      709
                                                                                          ===      ===


10. SECURITIZATION

The Corporation guarantees the timely payment of principal and interest for investors in securities based on insured mortgages through the NHA Mortgage-Backed Securities (NHA MBS) program and the Canada Mortgage Bonds (CMB) program.

Securities under the NHA MBS program are issued by Approved Issuers (primarily lending institutions). CMBs are issued by the Canada Housing Trust (CHT) as described in Note 11.

The Corporation has determined that a provision for claims on these programs is not required. This is based on historical results and program design whereby only insured mortgages are eligible for securitization. In addition, CMHC requires that CHT only transact with swap counterparties of high creditworthiness, that collateralization occurs in the event that counterparty credit ratings fall, and that all investments are rated R-1 (High) or AAA.

SECURITIZATION IN FORCE

Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $300 billion. At 31 December 2004, guarantees in force totaled $81 billion (2003 -- $60 billion) which includes $26 billion of NHA MBS (2003 -- $25 billion) and $55 billion of CMBs (2003 -- $35 billion).


11. CANADA HOUSING TRUST

Canada Housing Trust (CHT) purchases, from Approved Sellers, ownership interests in eligible housing loans, primarily NHA MBS, and issues Canada Mortgage Bonds
(CMBs).

The Trustee of CHT has entered into agreements with a number of parties to provide various services to CHT, including CMHC. Under one such agreement, CMHC has guaranteed the timely payment of the interest payments and the principal at maturity on all CMBs issued by CHT to date. Once provided, the CMHC guarantee becomes an obligation of the Government of Canada and is irrevocable until full repayment of the CMBs at maturity (typically within five years of issuance).

                      F I N A N C I A L   S T A T E M E N T S


In addition, under a Financial Services Advisor (FSA) Agreement, CMHC performs a number of other services for CHT, including gauging market demand for bond issuance and assessing the potential supply of housing loans available to be packaged for sale to CHT.


12. RETAINED EARNINGS

Retained Earnings include Earnings Set Aside for Capitalization, Unappropriated Retained Earnings and Reserve for Lending Activity.

Earnings Set Aside for Capitalization represent the portion of cumulative net income generated by the Insurance and Securitization Activity that has been set aside for the purposes of being consistent with capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI). Earnings Set Aside for Capitalization currently represent approximately 83% of the levels recommended by OSFI. The amount of earnings to be set aside for capitalization is determined annually through the approval of CMHC's Corporate Plan. Since 2003, 100% of the Insurance retained earnings have been set aside for this purpose. Unappropriated Retained Earnings represent Net Income generated by the Insurance and Securitization Activity that has not been set aside for capitalization purposes.

The Corporation places all lending-related retained earnings in its Reserve for Lending Activity. The components of this Reserve are outlined in the following table.




                                                            2004                          2003
                                              -----------------------------     --------------------------
                                              AUTHORIZED            BALANCE     AUTHORIZED         BALANCE
                                                   LIMIT        31 DECEMBER          LIMIT     31 DECEMBER
(in millions of dollars)                      ----------        -----------     ----------     -----------
------------------------
Reserve for Fluctuations in Net
Income Arising from AcG-13:
Hedging Relationships                                 50                 16             --              --
Reserve for All Other
Lending-Related Items                                125                118            100              91
                                                     ---                ---            ---              --
Reserve for Lending Activity                         175                134            100              91
                                                     ===                ===            ===              ==

                      F I N A N C I A L   S T A T E M E N T S



13. HOUSING PROGRAMS

The Corporation provides payments to support housing programs which are funded by Parliamentary appropriations.

The following table shows the distribution of expenses by major housing program.




                                                                                         2004    2003     2002
(in millions of dollars)                                                                 ----    ----     ----
-----------------------
Programs Transferred to Provinces/Territories under Social Housing Agreements             957     961      964

Non-Transferred Programs
  Non-Profit                                                                              250     242      252
  Public Housing                                                                          141     130      129
  On Reserve                                                                               92      92       89
  Co-operatives                                                                            80      83       86
  Rent Assistance                                                                          74      78       71
  Urban Native                                                                             55      54       49
  Rural and Native Housing                                                                 24      27       24
  Limited Dividend                                                                         12      12       13
                                                                                        -----   -----    -----
  Sub-total                                                                               728     718      713

Affordable Housing                                                                        173     166       19
Renovation Programs                                                                       114      88      105
Research and Information Transfer                                                           8       9        9
Other                                                                                      26      30       18
                                                                                        -----   -----    -----
TOTAL                                                                                   2,006   1,972    1,828
                                                                                        =====   =====    =====



This table includes program expenses incurred wholly by the Corporation and the federal share of program expenses incurred under cost-sharing agreements with the Provinces/Territories. Delivery and administration of these programs vary based on arrangements made between the Corporation and the Provinces/Territories.

Included in Housing Program Expenses are reimbursements to the Corporation of:

o interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

o net operating losses on certain investments in housing programs and real estate properties; and

o net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties.

                      F I N A N C I A L   S T A T E M E N T S


The following table summarizes these expenses.


                                                        2004    2003    2002
(in millions of dollars)                               -----    ----    ----
-----------------------
Interest Losses:
  incurred in the current year                            97      99       77
  incurred in prior years                                 --      --       21
                                                        ----    ----     ----
Sub-total                                                 97      99       98

Net Operating Losses                                       4      11       18
Net Default and Disposal Losses                            1       2        4
                                                        ----    ----     ----
TOTAL                                                    102     112      120
                                                        ====    ====     ====


The total reimbursements for interest losses includes $35 million (2003 -- $33 million, 2002 -- $27 million) towards the losses incurred by the Corporation as a result of the prepayment and repricing activity described in Note 16.

The total reimbursement for interest losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating, default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis.

In addition, the Corporation is reimbursed for operating costs associated with the delivery of housing programs. The reimbursement of operating expenses for 2004 of $101 million (2003 -- $97 million, 2002 -- $81 million) is shown in the Income Statement as Parliamentary Appropriations for Operating Expenses.


14. OTHER EXPENSES

The following table presents the composition of Other Expenses.




                                                                          2004    2003    2002
(in millions of dollars)                                                  ----    ----    ----
-----------------------
Government of Canada Fees                                                   21      29      38
Change in Fair Value of Derivative-Related Amounts                         (10)     --      --
Other                                                                       (4)    (20)     (1)
                                                                          ----    ----    ----
TOTAL                                                                        7       9      37
                                                                          ====    ====    ====

The Government of Canada Fees are incurred in recognition of the Government's financial backing of CMHC's Insurance and Securitization Activity and are recorded at the exchange amount, which is the amount agreed to by the related parties.

The change in fair value of derivative-related amounts pertains solely to those derivatives that are not treated as hedges for accounting purposes, as described in Note 2.

                      F I N A N C I A L   S T A T E M E N T S


15. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are financial contracts whose value is derived from price movements in one or more underlying securities, indices or other instruments or derivatives. The Corporation uses derivatives in connection with its risk management activities.

These financial contracts are used to manage exposures to market risks as follows:

o Interest rate swaps to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts on assets versus payments on liabilities. Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged.

o Foreign currency swaps to manage foreign exchange risk arising from foreign denominated debt. Foreign currency swaps are transactions in which two parties exchange currencies and interest cash flows on a specified notional amount for a predetermined period. The notional amount is exchanged at inception and at maturity.

The table below provides the notional amounts of the Corporation's derivative transactions. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments.


                                                                                          2004      2003
(in millions of dollars)                                                                 ------    ------
-----------------------
DERIVATIVE FINANCIAL INSTRUMENTS (INELIGIBLE FOR HEDGE ACCOUNTING)
Interest Rate Swaps                                                                      15,562        --
Foreign Currency Swaps                                                                       --        --
                                                                                         ------    ------
NOTIONAL                                                                                 15,562        --

DERIVATIVE FINANCIAL INSTRUMENTS (ELIGIBLE FOR HEDGE ACCOUNTING)
Interest Rate Swaps                                                                         300    17,316
Foreign Currency Swaps                                                                    2,119     2,160
                                                                                         ------    ------
NOTIONAL                                                                                  2,419    19,476
                                                                                         ======    ======



16. MARKET RISK

Market risk is the risk of adverse financial impact arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.

INTEREST RATE RISK

The Corporation manages interest rate risk through the implementation of policies which include risk limits for the Insurance and Securitization investment activities and for the Lending Activity.

CMHC's Insurance and Securitization investment portfolios are managed taking into consideration the liability profile and by limiting price sensitivity to interest rate changes relative to benchmark indices and by appropriate asset diversification.

Interest rate risk associated with the Lending Activity is managed through asset and liability matching, hedging and capital market strategies.

                      F I N A N C I A L   S T A T E M E N T S


The following table provides details regarding the Corporation's exposure to interest rate risk. On- and off-balance sheet financial instruments are reported based on the earlier of their contractual repricing dates or maturity dates. Effective interest rates are disclosed where applicable. The effective rates shown represent historical rates for fixed rate instruments and rates to reset for floating rate instruments.


                                                                                        NO        NON
                                                    WITHIN  1 TO 5     OVER 5     SPECIFIC   INTEREST
                                                    1 YEAR   YEARS      YEARS     MATURITY  SENSITIVE       2004     2003
(in millions of dollars)                            ------  ------     ------    ---------  ---------     ------   ------
-----------------------
ASSETS
Loans and Investments
in Housing Programs                                  2,581   6,399      4,632           --         57     13,669   14,075
    Effective Interest Rate                           6.40%   5.40%      8.30%          --         --         --       --
Investments in Securities                            1,232   2,619      3,326        1,417         --      8,594    7,191
    Effective Interest Rate                           3.02%   4.26%      5.55%          --         --         --       --
Cash and Cash Equivalents                            2,841      --         --           --         --      2,841    2,485
    Effective Interest Rate                           2.59%     --         --           --         --         --       --
Securities Purchased Under
Resale Agreements                                      576      --         --           --         --        576      314
    Effective Interest Rate                           2.55%     --         --           --         --         --       --

LIABILITIES
Borrowings from the
Capital Markets                                      3,501   4,960        746           --         --      9,207   10,193
    Effective Interest Rate                           4.69%   4.54%      5.31%          --         --         --       --
Borrowings from the Government
of Canada                                              197     823      4,025           --         --      5,045    5,232
    Effective Interest Rate                           8.79%   8.86%      9.13%          --         --         --       --
Securities Sold Under
Repurchase Agreements                                2,976      --         --           --         --      2,976    1,554
    Effective Interest Rate                           2.53%     --         --           --         --         --       --
Securities Sold But Not Yet
Purchased                                               --      --        121           --         --        121        2
    Effective Interest Rate                             --      --       4.56%          --         --         --       --

DERIVATIVE FINANCIAL INSTRUMENTS (notional)
Ineligible for Hedge Accounting
Current
   Receivable Position                               3,690   5,455        969           --         --     10,114       --
    Effective Interest Rate                           4.12%   4.84%      5.41%          --         --         --       --
   Payable Position                                  4,112   5,244        758           --         --     10,114       --
    Effective Interest Rate                           4.60%   4.73%      5.15%          --         --         --       --
Future-Dated
   Receivable Position -- Fixed                        571   2,450        241           --         --      3,262       --
    Effective Interest Rate                           6.15%   5.87%      6.65%          --         --         --       --
   Payable Position -- Floating                        571   2,450        241           --         --      3,262       --
    Effective Interest Rate                            N/A     N/A        N/A           --         --         --       --
   Receivable Position -- Floating                     369   1,569        248           --         --      2,186       --
    Effective Interest Rate                            N/A     N/A        N/A           --         --         --       --
   Payable Position -- Fixed                           369   1,569        248           --         --      2,186       --
    Effective Interest Rate                           6.68%   5.96%      6.64%          --         --         --       --

Eligible for Hedge Accounting
Current
   Receivable Position                               1,026   1,393         --           --         --      2,419   19,476
    Effective Interest Rate                           5.85%   3.15%        --           --         --         --       --
   Payable Position                                    726   1,693         --           --         --      2,419   19,476
    Effective Interest Rate                           6.70%   4.41%        --           --         --         --       --

                     F I N A N C I A L  S T A T E M E N T S



Some of the Corporation's Loans and Investments in Housing Programs contain prepayment and/or repricing options. As the Corporation does not have the right to prepay its borrowings from the Government of Canada without penalty, the Corporation is exposed to interest rate risk. While it is difficult to predict prepayment activity, CMHC has estimated the potential impact of prepayment activity on earnings using a range of scenarios. Although unlikely given historical levels,the worst case scenario on future prepayment / repricing activities suggests that the Corporation could be subject to a decrease in earnings of as much as $718 million over a 25-year time horizon, or an average decline of $29 million per year.

FOREIGN EXCHANGE RISK

All currency exposure arising from foreign denominated debt issuance is hedged in accordance with the Corporation's policy.

In 2004, the Corporation began investing in externally managed U.S. and foreign equities. The fair value of the foreign currency exposure relating to these equity investments (in Canadian dollars) amounts to $609 million (2003 -- nil).



17.  CREDIT RISK

Credit risk is the risk of loss arising from a counterparty's inability to fulfill its contractual obligations. Credit risk includes default risk, settlement risk, and downgrade risk and encompasses both the probability of loss and the probable size of the loss, net of recoveries and collateral, over appropriate time horizons. CMHC is exposed to credit risk from various sources directly and indirectly, including directly from its investment, lending and hedging transactions and indirectly from potential claims arising from the Corporation's Insurance and Securitization Activity.

The Corporation manages credit risk associated with investments and derivatives through the implementation of policies which include counterparty credit limits and diversification of credit risk.

CASH EQUIVALENTS AND INVESTMENTS IN SECURITIES

The following table presents the distribution of credit exposure. The exposure is divided into short-term (less than one year) and long-term (greater than one year). The majority of the short-term exposure, 87%, is rated "R-1 high" or equivalent, and 66% of long-term exposure is to "AAA" and "AA" rated counterparties.

The credit risk arising from cash equivalents and investments in securities is considered to be the fair value of these positions, including accrued interest. Where legally enforceable through contractual repurchase/reverse repurchase agreements, transaction exposures to counterparties are netted against collateral to derive the overall net credit exposure to counterparties for repurchase/reverse repurchase transacting.


                                                       CASH                INVESTMENTS
                                                EQUIVALENTS              IN SECURITIES                 2004               2003
                                                -----------              -------------                 ----               ----
(in millions of dollars)
------------------------
FIXED INCOME SECURITIES
  Short-term                                          2,842                      1,244                4,086              2,935
  Long-term                                              --                      6,150                6,150              6,316
                                                      -----                      -----               ------             ------
  Total Fixed Income                                  2,842                      7,394               10,236              9,251

EQUITIES                                                 --                      1,619                1,619                809
                                                      -----                      -----               ------             ------
TOTAL                                                 2,842                      9,013               11,855             10,060
                                                      =====                      =====               ======             ======

                      F I N A N C I A L  S T A T E M E N T S





The Corporation's credit risk related to concentration of investments is diversified across sectors as follows:


                                                       CASH                INVESTMENTS
                                                EQUIVALENTS              IN SECURITIES                 2004               2003
                                                -----------              -------------                 ----               ----
(in millions of dollars)
------------------------
FIXED INCOME SECURITIES
Issued or Guaranteed by:
  Government of Canada                                   28                      2,996                3,024              3,392
  Provinces/Municipalities                                2                      1,778                1,780              1,468
  Corporate/Other Entities                            2,812                      2,620                5,432              4,391
                                                      -----                      -----               ------             ------
  Total Fixed Income                                  2,842                      7,394               10,236              9,251

EQUITIES
  Canadian Equities                                      --                      1,010                1,010                809
  U.S. Equities                                          --                        293                  293                 --
  Foreign Equities                                       --                        316                  316                 --
                                                      -----                      -----               ------             ------
TOTAL                                                 2,842                      9,013               11,855             10,060
                                                      =====                      =====               ======             ======


DERIVATIVE FINANCIAL INSTRUMENTS

The following table presents the credit exposure of the Corporation's derivatives by term to maturity.


                                                   REPLACEMENT VALUE (1)                  POTENTIAL       TOTAL CREDIT
                                                                                        FUTURE CREDIT       EXPOSURE
                                                                                         EXPOSURE (2)
                                          WITHIN      1 TO 3       3 TO 5       OVER
                                          1 YEAR       YEARS        YEARS    5 YEARS                      2004         2003
                                          ------       -----        -----    -------                      ----         ----
(in millions of dollars)
------------------------
Interest Rate Swaps                            8          35           12         25          208          288          310
Foreign Currency Swaps                        --          --           --         --           --           --            9
                                              --          --           --         --          ---          ---          ---
TOTAL                                          8          35           12         25          208          288          319
                                              ==          ==           ==         ==          ===          ===          ===

(1) Represents the total current replacement value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2) Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity.


The Corporation limits its credit risk associated with derivative transacting by dealing with counterparties whose credit ratings are in accordance with Department of Finance guidelines, and through the use of master netting agreements which have been entered into with all counterparties. The credit exposure associated with derivative contracts is measured as the total of positive replacement values plus an estimate of potential future credit exposure which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions. The following table presents the credit exposure of the Corporation's derivatives by counterparty credit rating.


                                                               AAA                   AA                2004               2003
                                                               ---                   --                ----               ----
(in millions of dollars)
------------------------
TOTAL CREDIT EXPOSURE                                          268                   20                 288                319
                                                               ===                   ==                 ===                ===

                      F I N A N C I A L  S T A T E M E N T S





18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The amounts set out below represent the fair values of on- and off-balance sheet financial instruments using the valuation methods and assumptions referred to below. Fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in a current transaction between willing parties.

As many of the Corporation's financial instruments lack an available trading market, fair values are based on estimates using present value and other valuation techniques. These techniques are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates which reflect varying degrees of risk. Due to the use of subjective judgment and uncertainties, the fair value amounts should not be interpreted as being realizable in an immediate settlement of the instruments.


                                                                           2004                               2003
                                                                           ----                               ----
                                                                  CARRYING         FAIR          CARRYING                 FAIR
                                                                     VALUE        VALUE             VALUE                VALUE
                                                                  --------        -----          --------                -----
(in millions of dollars)
------------------------
ASSETS
Loans and Investments in Housing Programs                           13,669       15,959            14,075               16,140
Investments in Securities                                            8,594        9,062             7,191                7,507
Cash and Cash Equivalents                                            2,841        2,841             2,485                2,485
Securities Purchased Under Resale Agreements                           576          576               314                  314
Accrued Interest Receivable                                            332          332               387                  387
Due from the Government of Canada                                      203          203               147                  147
Accounts Receivable and Other Assets                                   179          179               146                  146
Derivative-Related Amounts                                              80           80                --                   --

LIABILITIES
Borrowings from the Capital Markets                                  9,207        9,769            10,193               10,491
Borrowings from the Government of Canada                             5,045        7,056             5,232                7,182
Securities Sold Under Repurchase Agreements                          2,976        2,976             1,554                1,554
Accounts Payable and Other Liabilities                                 869          869               709                  709
Accrued Interest Payable                                               128          128               182                  182
Securities Sold But Not Yet Purchased                                  121          121                 2                    2
Derivative-Related Amounts                                              38           38                --                   --

DERIVATIVE FINANCIAL INSTRUMENTS
Eligible for Hedge Accounting
  In a Net Receivable Position                                          --           --                --                   74
  In a Net Payable Position                                             --          378                --                  242
                                                                     =====        =====             =====                =====


Fair values of the following financial instruments are determined by reference to quoted market prices:
      Investments in Securities
      Cash and Cash Equivalents
      Borrowings from the Capital Markets (Medium-term)

Fair values of the following financial instruments are estimated using net present value analysis:
      Loans and Investments in Housing Programs
      Borrowings from the Government of Canada
      Derivative-Related Amounts
      Derivative Financial Instruments (eligible for hedge accounting)

The fair values of all other financial instruments are equal to carrying values due to their short-term nature.

                      F I N A N C I A L  S T A T E M E N T S





19. EMPLOYEE FUTURE BENEFITS

The Corporation has a defined benefit pension plan and a supplemental pension plan. The Corporation also provides other post-employment benefits.

The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities. The net benefit plan cost recognized is included in Operating Expenses.

Total cash payments for employee future benefits were $14 million (2003 -- $3 million). They include contributions by the Corporation to its funded pension plan and payments for the unfunded supplemental pension plan. Also therein are disbursements for other post-employment benefits, which consist of payments to a third-party service provider on behalf of the Corporation's retired employees and payments made directly to employees, their beneficiaries or estates.

Information about the employee future benefits is as follows:


                                                                                                                    OTHER
                                                                                                               POST-EMPLOYMENT
                                                                         PENSION PLANS                             BENEFITS
                                                                         -------------                         ----------------
                                                                   2004               2003                    2004          2003
                                                                   ----               ----                    ----          ----
(in millions of dollars)
------------------------
ACCRUED BENEFIT OBLIGATION
  Balance, Beginning of Year                                        947                874                      96            82
  Current Service Cost                                               17                 15                       2             1
  Employees' Contributions                                            4                  2                      --            --
  Interest Cost                                                      57                 59                       6             6
  Benefits Paid                                                     (49)               (47)                     (3)           (2)
  Actuarial Loss (Gain)                                               8                 44                      (3)            9
                                                                  -----               ----                     ---           ---
Balance, End of Year                                                984                947                      98            96

FAIR VALUE OF PLAN ASSETS
  Balance, Beginning of Year                                        960                872                      --            --
  Actual Return on Plan Assets                                      116                132                      --            --
  Employer's Contributions                                           11                  1                       3             2
  Employees' Contributions                                            4                  2                      --            --
  Benefits Paid                                                     (49)               (47)                     (3)           (2)
                                                                  -----               ----                     ---           ---
Balance, End of Year                                              1,042                960                      --            --
                                                                  -----               ----                     ---           ---
Funded Status -- Plan Surplus (Deficit)                              58                 13                     (98)          (96)
Unamortized Net Actuarial Loss                                      102                158                      15            18
Unamortized Past Service Costs                                       61                 70                      --            --
Unamortized Transitional Obligation (Asset)                        (180)              (210)                     31            35
                                                                  -----               ----                     ---           ---
Accrued Benefit Asset (Liability)                                    41                 31                     (52)          (43)
                                                                  =====               ====                     ===           ===

                      F I N A N C I A L  S T A T E M E N T S






Included in pension plans are amounts in respect of an unfunded supplemental pension plan as follows:


                                                                                                            SUPPLEMENTAL
                                                                                                            PENSION PLAN
                                                                                                            ------------
                                                                                                        2004              2003
                                                                                                        ----              ----
(in millions of dollars)
------------------------
Fair Value of Plan Assets                                                                                 --                --
Accrued Benefit Obligation                                                                                27                23
                                                                                                          --                --
Funded Status -- Plan Deficit                                                                             27                23
                                                                                                          ==                ==


The plan assets and the accrued benefit obligation were measured for accounting purposes as at 31 December 2004. The most recent actuarial valuation for funding purposes was done 30 June 2003, and the next valuation will be as of 31 December 2005. In performing the actuarial valuations of the pension plans and the other post-employment benefits, the following assumptions were adopted:


                                                                                                       2004               2003
                                                                                                       ----               ----
ACCRUED BENEFIT OBLIGATION:
   Discount rate                                                                                         6%                 7%
   Rate of compensation increase                                                                         3%                 4%
BENEFIT COSTS:
   Discount rate                                                                                         6%                 7%
   Rate of compensation increase                                                                         3%                 4%
   Long term rate of return on plan assets                                                               6%                 7%
   Average remaining service period for Pension Plans                                              11 YEARS           11 years
   Average remaining service period for Other Post-employment Benefits                             13 YEARS           12 years
                                                                                                   ========           ========


An 8.8% (2003 -- 10%) increase in health care costs was assumed for 2004, with 0.4% (2003 -- 1.3%) average decreases per year thereafter to an ultimate trend rate of 5.1% which is expected to be achieved by 2014. A one-percentage-point fluctuation in the assumed health care cost trend rates would have the following effects on the items listed below:

                                                                                                 INCREASE             DECREASE
                                                                                                 --------             --------
(in millions of dollars)
------------------------
Total of Service and Interest Cost                                                                      1                  (1)
Accrued Benefit Obligation, End of Year                                                                11                  (9)
                                                                                                       ==                  ==

                      F I N A N C I A L  S T A T E M E N T S





The Corporation's defined benefit costs recognized in the year are as follows:

                                                                                                OTHER
                                                                                           POST-EMPLOYMENT
                                                            PENSION PLANS                      BENEFITS
                                                            -------------                      --------
                                                     2004                2003             2004              2003
                                                     ----                ----             ----              ----
(in millions of dollars)
------------------------
COSTS INCURRED DURING THE YEAR
     Current Service Cost,
     Net of Employees' Contributions                    17                 15                2                 1
     Interest Cost                                      57                 59                6                 6
     Actual Return on Plan Assets                     (116)              (132)              --                --
                                                      ----               ----              ---               ---
     Actuarial (Gain) Loss on Accrued
     Benefit Obligation                                  8                 44               (3)                9
     Total Costs before Adjustments                    (34)               (14)               5                16

ADJUSTMENTS TO RECOGNIZE THE LONG-TERM NATURE OF EMPLOYEE FUTURE
BENEFITS COSTS
     Difference between Expected and Actual
     Return on Plan Assets                              59                 75               --                --
     Difference between Actuarial (Gain) Loss
     Recognized and Actual Actuarial (Gain) Loss
     on Accrued Benefit Obligation                      (3)               (34)               4                (9)
     Amortization of Past Service Costs                  9                  9               --                --
     Amortization of the Transitional Obligation       (30)               (30)               3                 3
                                                      ----               ----              ---               ---
     Total Adjustments                                  35                 20                7                (6)
                                                      ----               ----              ---               ---
Net Benefit Plan Cost Recognized                         1                  6               12                10
                                                      ====               ====              ===               ===


Information on the defined benefit pension plan assets is as follows:


                                                                                               PERCENTAGE OF FAIR VALUE
CATEGORY OF PLAN ASSETS                                                                          OF TOTAL PLAN ASSETS
-----------------------                                                                        ------------------------

                                                                                              2004                    2003
                                                                                              ----                    ----
Short-term Investments                                                                        1.6%                    0.9%
Bonds and Debentures                                                                         19.1%                   21.2%
Equities                                                                                     65.1%                   64.1%
Real Return Securities                                                                        4.9%                    4.7%
Real Estate                                                                                   9.3%                    9.1%
                                                                                             ----                    ----
TOTAL                                                                                         100%                    100%
                                                                                             ====                    ====


At 31 December 2004, plan assets include $76 million of investments in CMHC related parties (2003 -- $89 million).

                     F I N A N C I A L  S T A T E M E N T S




20. SEGMENTED INFORMATION

As described in Note 1, the Corporation carries out its mandate through three activities: Insurance and Securitization, Housing Programs, and the Lending Activity. For segmented information purposes, the Insurance and Securitization Activity is separated into its two components. The financial results of each activity are determined using the accounting policies described in Note 2.

The Lending Activity includes certain Corporate items that are not allocated to each activity. The Housing Program activity includes reimbursements to the Lending Activity as described in Note 13. These reimbursements are not eliminated in the table below.


                                                  INSURANCE SECURITIZATION     HOUSING     LENDING     ELIMINATION OF     TOTAL
                                                                              PROGRAMS     ACTIVITY     INTER-SEGMENT
                                                                                                            ITEMS
                                                 2004  2003   2004   2003   2004   2003   2004   2003   2004   2003    2004     2003
(in millions of dollars)                         ----  ----   ----   ---    ----   ----   ----   ----   ----   ----    ----     ----
-----------------------
REVENUES
Interest Earned                                    --     --    --    --     --     --   1,011   1,069    --     --   1,011    1,069
Investment Income                                 397    341    13     9     --     --      --      --    (2)    (5)    408      345
Premiums, Fees and Parliamentary Appropriations 1,095    915    40    32  2,107  2,069      --      --    --     --   3,242    3,016
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------    -----
                                                1,492  1,256    53    41  2,107  2,069   1,011   1,069    (2)    (5)  4,661    4,430

EXPENSES
Interest Expense                                   --     --    --    --     --     --     939   1,004    (2)    (5)    937      999
Operating Expenses                                136    128     5     5    101     97      19      25    --     --     261      255
Housing Programs, Net Claims and Other Expenses    70    214    (1)   (4) 2,006  1,972     (11)    (13)   --     --   2,064    2,169
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
                                                  206    342     4     1  2,107  2,069     947   1,016    (2)    (5)  3,262    3,423

Income Taxes                                      411    312    17    10     --     --      21      18    --     --     449      340
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
NET INCOME                                        875    602    32    30     --     --      43      35    --     --     950      667
                                               ======  =====   ===   ===  =====  =====  ======  ======   ===    ===  ======   ======

ASSETS
Direct Lending Loans                               --     --    --    --     --     --   8,556   8,724    --     --   8,556    8,724
Other Loans and Investments in Housing             --     --    --    --     --     --   5,113   5,351    --     --   5,113    5,351
Programs
Investments in Securities                       7,707  6,245   262   185     --     --     630     812    (5)   (51)  8,594    7,191
Other Assets                                    3,171  1,935    18    31     --     --   1,244   1,725   (24)   (22)  4,409    3,669
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
                                               10,878  8,180   280   216     --     --  15,543  16,612   (29)   (73) 26,672   24,935
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
LIABILITIES
Borrowings from the Capital Markets                --     --    --    --     --     --   9,212  10,244    (5)   (51)  9,207   10,193
Borrowings from the Government of Canada           --     --    --    --     --     --   5,045   5,232    --     --   5,045    5,232
Unearned Premiums and Fees                      4,227  3,863   128   102     --     --      --      --    --     --   4,355    3,965
Other Liabilities                               3,539  2,080    (3)   (9)    --     --   1,127   1,020   (24)   (22)  4,639    3,069
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
                                                7,766  5,943   125    93     --     --  15,384  16,496   (29)   (73) 23,246   22,459
                                               ------  -----   ---   ---    ---  -----  ------  ------   ---    ---  ------   ------
EQUITY                                          3,112  2,237   155   123     --     --     159     116    --     --   3,426    2,476
                                               ======  =====   ===   ===  =====  =====  ======  ======   ===    ===   =====   ======

                      F I N A N C I A L  S T A T E M E N T S





21. RELATED PARTY TRANSACTIONS

The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. The Corporation enters into transactions with certain of these entities in the normal course of business. All material related party transactions are either disclosed below or in relevant notes.

In exchange for real estate transferred to Canada Lands Company CLC Limited in 1998 and 1999, the Corporation holds notes receivable at 7.35% due by 2014. The amount due to the Corporation is $41 million (2003 -- $38 million) including accrued interest.



22. COMMITMENTS AND CONTINGENT LIABILITIES

a) Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $48 million at 31 December 2004 (2003 -- $53 million) and are normally advanced within a two-year period. Commitments outstanding for advances to insured assisted housing projects in financial difficulty amounted to $56 million at 31 December 2004 (2003 -- $35 million) and are normally advanced within a ten-year period.

b) Total remaining contractual financial obligations for Housing Programs extend for periods up to 34 years.

Estimated obligations are as follows:


                                                                                                                   2010 AND
(in millions of dollars)           2005          2006           2007            2008          2009               THEREAFTER
------------------------           ----          ----           ----            ----          ----               ----------

                                  1,761         1,744          1,701           1,711         1,716                   22,449
                                  =====         =====          =====           =====         =====                   ======


c) The Corporation has $50 million (2003 -- $50 million) of credit facility available for letters of credit. At 31 December 2004, $40 million (2003 -- $38 million) in letters of credit were outstanding against this facility.

d) There are legal claims of $14 million (2003 -- $22 million) against the Corporation. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded.




23. COMPARATIVE FIGURES

Comparative figures have been reclassified to conform to the 2004 financial statement presentation.